Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. COMPLETES DE-BDC PROCESS AND WILL OPERATE GOING FORWARD AS A NON-INVESTMENT COMPANY

NEW YORK, NY – April 2, 2018 – Medallion Financial Corp. (Nasdaq: MFIN, “Medallion Financial” or the “Company”) announced today that it has filed the Company’s withdrawal form of its business development company (“BDC”) election with the SEC and going forward will operate as a non-investment company.

The Company believes functioning as a traditional operating company will provide several significant benefits for Medallion and its shareholders, including:

•	The ability to harness Medallion Bank’s long-term earnings power by being able to invest additional capital to further grow the Company’s consumer portfolio;

•	Simplification of financial statements going forward through the consolidation of all non-investment subsidiaries, including Medallion Bank;

•	Increased transparency, as the Company expects to report its entire operating results on one income statement;

•	Eligibility for inclusion as a component in certain stock market indexes for the first time since the indexes dropped BDCs from inclusion.

“With today’s filing, we are now able to streamline our financial presentation and operations under Medallion Financial Corp. and have truly become ‘One Medallion’,” stated Andrew Murstein, President of Medallion Financial. “Importantly, from a long-term strategic perspective, we will continue to execute on our vision of creating value through our consumer lending and mezzanine portfolios. We want to thank everyone for their hard work to bring us to this point, as well as the ongoing support from both our long-term and new shareholders.”

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About Medallion Financial Corp.

Medallion Financial Corp. is a specialty finance company that originates and services loans in various industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $7 billion to small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion Financial’s 2017 Annual Report on Form 10-K.

Company Contact

Investors:

ICR

212-328-2176

InvestorRelations@medallion.com